Exhibit 10.15

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT made effective January 1, 2022, (the “Effective Date”).

BETWEEN:

Perpetua Resources Idaho, Inc. 405 S 8th Street, #201 Boise, ID 83702 (hereinafter referred to as the “Company”)
OF THE FIRST PART

AND:	John Meyer
(hereinafter referred to as the “Consultant”)
OF THE SECOND PART

WHEREAS:

A.	The Consultant is a former employee of the Company and, as such, has experience and expertise relating to the affairs of the Company;
B.	The Company wishes to retain the services of the Consultant on and from the Effective Date to provide advisory services to the Company; and
C.	The Consultant has agreed to provide certain services to the Company on the terms and conditions hereinafter set forth.

NOW THEREFORE in consideration of the representations, covenants and agreements herein, the parties hereto have agreed and do hereby agree as follows:

1.

The Consultant will provide to the Company consulting services (the “Services”) within the Consultant’s area of expertise and experience where such expertise and experience relates to the Company for an agreed upon billing rate of $135/hour.

2.

During the term of this Agreement, the Company will provide the Consultant with access to appropriate computer hardware and software (“Equipment”) to facilitate the Services. Upon termination of this Agreement the Consultant will return the Equipment to the Company. Consultant agrees to maintain and preserve all Services-related data housed in the Equipment for the duration of the Agreement.

3.

In consideration for the Consultant providing the services, the Consultant agrees that the incentive stock options granted to the Consultant prior to the Effective Date and still outstanding as at the Effective Date (as detailed in Schedule A) represent sufficient compensation for the Services. The Consultant will not be eligible for any additional incentive stock option grants subsequent to the Effective Date.

4.	This Agreement shall be for a term commencing on the Effective Date and expiring on January 31, 2026 (the “Termination Date”).
5.	The parties specifically agree that the Consultant will only provide the Services on and in response to a specific, written request for the Services issued to the Consultant by the Company.
6.

It is expressly agreed that the Consultant is acting as an independent contractor in performing the Services under this Agreement, and the Consultant does not have any right to make contracts or other legal commitments or obligation for the Company.

7.	It is further agreed that nothing in the Agreement creates or constitutes an employment or employment-type relationship as between the Company and the Consultant.
8.

During the currency of this Agreement and at all times thereafter the Consultant specifically agrees that he will not disparage the Company, its affiliates, directors, officers, employees, representatives, products, or services; whether verbally, in writing, or otherwise. This clause is in no way intended to impact the Consultant should he be required to provide truthful testimony to any court or other tribunal in response to a subpoena or other legal process.

9.

In this Agreement, “Confidential Information” shall include all confidential and proprietary information with respect to the Company’s businesses or the Services under this Agreement, including any information, written or oral, from one party (whether prepared by such party, its advisors, or otherwise) which is furnished to the other party by or on behalf of the first party or any analyses, compilations, studies, or other documents which reflect or are derived from such information. The Consultant agrees to keep confidential all Confidential Information of each party which Consultant acquires or is provided with by the Company in the performance of the Services.

10.	This Agreement may be terminated by the Consultant at any time but may only be terminated by the Company prior to the Termination Date with the consent of the Consultant.
11.

Any incentive stock options held by the Consultant are subject to the terms of the Company’s then current Evergreen Incentive Stock Option Plan. For greater certainty, during the term of this Agreement, the Consultant is a “Service Provider” as that term is defined in Company’s stock option plan. Any unvested options held by the Consultant will continue to be eligible for vesting pursuant to their terms.

12.	This Agreement may not be assigned by either party.
13.

Any notice under this Agreement shall be given in writing and delivered to the party to receive such notice at the address of the party indicated on page 1 hereof, or at such other address as any party may hereafter designate by notice in writing. Such notice shall be effective forthwith from the date of delivery.

14.	This Agreement shall be construed under and governed by the laws of the State of Idaho.
15.	This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.

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16.

This Agreement may be executed in counterpart and may be delivered by email or other electronic means and each of such counterparts so executed and delivered will be deemed an original and collectively shall constitute one agreement.

INTENDING TO BE LEGALLY BOUND, the parties have signed this Agreement as of the day and year first written above.

PERPETUA RESOURCES CORP.

/s/ Laurel Sayer
Per:	Laurel Sayer
President, CEO

/s/ John Meyer
Per:	John Meyer
Consultant

SCHEDULE A

Consultant’s incentive stock options as of the Effective Date

(adjusted for February 27, 2021 post consolidation):

Option Cert #	Date of Grant	Date of Vesting	Date of Expiry	Total # of Options Remaining Under this Option Cert.	Exercise Price (Cdn. $)

Option #260	January 4, 2018	Exercised	January 4, 2023	0	$5.90
	January 4, 2018	Exercised	January 4, 2023	0	$5.90
	January 4, 2018	Exercised	January 4, 2023	0	$5.90
	January 4, 2018	Vested	January 4, 2023	3,875	$5.90
				Subtotal: 3,875

Option #305	January 4, 2019	Vested	January 4, 2024	4,750	$9.70
	January 4, 2019	Vested	January 4, 2024	4,750	$9.70
	January 4, 2019	Vested	January 4, 2024	4,750	$9.70
	January 4, 2019	Vested	January 4, 2024	4,750	$9.70
				Subtotal: 19,000

Option #350	January 1, 2020	Vested	January 1, 2025	5,375	$6.20
	January 1, 2020	Vested	January 1, 2025	5,375	$6.20
	January 1, 2020	Vested	January 1, 2025	5,375	$6.20
	January 1, 2020	January 1, 2023	January 1, 2025	5,375	$6.20
				Subtotal: 21,500

Option #403	January 20, 2021	Vested	January 20, 2026	10,000	$11.80
	January 20, 2021	January 20, 2022	January 20, 2026	10,000	$11.80
	January 20, 2021	January 20, 2023	January 20, 2026	10,000	$11.80
	January 20, 2021	January 20, 2024	January 20, 2026	10,000	$11.80
				Subtotal: 40,000
				TOTAL: 84,375

Note: Details regarding your most current option information and activity can be found on your Morgan

Stanley Shareworks online account.